EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Craig Tooman ILEX Oncology, Inc. (210) 949-8417

ILEX SUBSIDIARY SETTLES CRO DISPUTE

SAN ANTONIO, Texas, April 14, 2003 – ILEX™ Oncology, Inc. (Nasdaq: ILXO) (the Company) announced today that its subsidiary, ILEX Oncology Services, Inc. (ILEX Services) has reached a settlement of a dispute with a former contract research organization (CRO) customer. As a result of this settlement, ILEX Services will pay $16.5 million and will account for this with a one-time charge in the first quarter of 2003.

ILEX has previously announced its intent to exit the CRO business in line with its strategy to focus on the commercialization and development of its proprietary compounds. The Company firmly believes that ILEX Services was not liable for the significant damages being claimed, but ultimately determined that prolonged uncertainty and participation in a time-consuming dispute would unduly distract the Company from its primary focus.

About ILEX

Founded in 1994 as an oncology drug development company, ILEX is strategically positioned to become a product-driven oncology-focused biopharmaceutical company. ILEX has a marketed product, CAMPATH® in the United States and MABCAMPATH® in the European Union, and is advancing an innovative and diversified pipeline of compounds focused on the treatment of cancer. The ILEX pipeline comprises product candidates at various stages of clinical development, including cytotoxic and cytostatic agents with novel mechanisms of action, monoclonal antibodies, angiogenesis inhibitors and signal transduction inhibitors. ILEX maintains a core competency in oncology drug development, with locations in San Antonio, Texas, and Guildford, England. ILEX also conducts research in angiogenesis inhibition, cell signaling, medicinal chemistry, and nuclear receptor biology at its laboratories in Boston, Mass., and Geneva, Switzerland. Further information about ILEX can be found on the company’s web site at www.ilexonc.com.

Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-

looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in ILEX’s compounds under development in particular; the potential failure of ILEX’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of ILEX’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change ILEX’s business, structure or projections; the development of competing products; uncertainties related to ILEX’s dependence on third parties and partners; and those risks described in ILEX’s Form 10-K for the year ended Dec. 31, 2002, and in other filings made by ILEX with the SEC. ILEX disclaims any obligation to update these forward-looking statements.

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